Exhibit 99.2

Offering Memorandum Excerpts

Recent Developments

CEOC’s Preliminary Financial Results for Fourth Quarter of 2012

While CEOC has not yet completed its financial statements for the quarter ended December 31, 2012, CEOC currently expects that its net revenues, excluding Harrah’s St. Louis (see “—Harrah’s St. Louis Disposition”), will be in the range of approximately $1,550.0 million to $1,580.0 million and that its Adjusted EBITDA will be in the range of approximately $325.0 million to $365.0 million for the quarter ended December 31, 2012. For the quarter ended December 31, 2011, CEOC’s net revenues as recast to exclude Harrah’s St. Louis and Adjusted EBITDA were $1,580.5 million and $351.3 million, respectively. Estimated net loss attributable to CEOC for the quarter ended December 31, 2012 is expected to range between $452.0 million and $556.0 million, compared to net loss attributable to CEOC of $246.9 million for the quarter ended December 31, 2011.

Net revenues for the fourth quarter of 2012 are expected to be relatively flat to down slightly as compared to the prior year (both 2011 and 2012 excluding Harrah’s St. Louis net revenues), as a result of expected increased net revenues in the Las Vegas, Other Nevada and Managed regions, offset by an expected decline in net revenues in the Atlantic City region largely as a result of Hurricane Sandy. Adjusted EBITDA is expected to range between $325.0 million and $365.0 million for the quarter ended December 31, 2012, which is relatively comparable to the prior year, as income effects of Hurricane Sandy on the Atlantic City region are expected to be mitigated by reduced costs in that region, combined with the expected income impact of revenue increases in certain other regions. Net loss attributable to CEOC is expected to increase in the fourth quarter of 2012 as compared to 2011, due largely to non-cash impairment charges totaling approximately $440.0 million to $520.0 million, substantially related to an impairment charge on the tangible assets of a specific Atlantic City property and other less significant goodwill and trademark impairment charges from our fourth quarter assessment, along with adjustments to finalize impairment charges resulting from our preliminary annual assessment of goodwill as of September 30, 2012. The estimated financial impact of Hurricane Sandy in the fourth quarter of 2012 on the Atlantic City region is a reduction in revenues of between $30.0 million and $35.0 million and a related reduction in operating income of between $25.0 million and $30.0 million.

A reconciliation of estimated net loss attributable to CEOC, its most comparable measure in accordance with GAAP, to estimated Adjusted EBITDA for the quarter ended December 31, 2012 and a reconciliation of historical net loss attributable to CEOC to Adjusted EBITDA for the quarter ended December 31, 2011 are provided below.

	Estimate for Quarter ended December 31, 2012		Quarter ended December 31, 2011
(In millions)	Low	High
Net loss attributable to CEOC	$(452.0)	$(556.0)	$(246.9)
Interest expense, net of capitalized interest and interest income	460.0	540.0	641.0
Benefit for income taxes	(310.0)	(380.0)	(247.4)
Depreciation and amortization	170.0	190.0	169.4

EBITDA	(132.0)	(206.0)	316.1
Project opening costs, abandoned projects and development costs	6.0	10.0	7.1
Acquisition and integration costs	3.0	5.0	0.6
Net income/(loss) attributable to non-controlling interests, net of (distributions)	1.0	(1.0)	11.3
Impairments of intangible and tangible assets	440.0	520.0	5.7
Non-cash expense for stock compensation benefits	7.0	10.0	4.4
Gain on sale of discontinued operations	(10.0)	(8.0)	—
Other items	10.0	35.0	6.1

Adjusted EBITDA	$325.0	$365.0	$351.3

For more information concerning Adjusted EBITDA, see footnote 6 in “—Summary Historical Condensed Consolidated Financial Data of Caesars Entertainment Operating Company, Inc.”

CEOC does not report audited financial information on a stand-alone basis. Accordingly, the financial data for CEOC is derived from CEC’s financial statements for the relevant periods and has been recast to exclude Harrah’s St. Louis, which was divested in November 2012 and reported in all periods as “discontinued operations.” The foregoing estimates for the quarter ended December 31, 2012 constitute forward-looking statements and are based upon CEOC’s preliminary internal estimates and best judgment of its fourth quarter performance. The estimates for the quarter ended December 31, 2012 may be subject to adjustments in connection with CEOC’s routine year-end procedures. CEOC expects to report its financial results for the quarter ended December 31, 2012 in late February 2013. CEOC’s actual results for the fourth quarter may differ materially from its current estimates. The preliminary financial data for the quarter ended December 31, 2012 included above has been prepared by, and is the responsibility of, management. For more information regarding forward-looking statements, see “Forward Looking Statements.”

Offering Transactions

On February 4, 2013, CEOC announced its intent to seek amendments to its senior secured credit facilities to, among other things: (i) use the net cash proceeds of this offering to repay a portion of CEOC’s existing term loans at par, with such repayment being applied: first, to all outstanding B-1, B-2 and B-3 term loans held by consenting lenders; second, to B-5 and B-6 term loans held by consenting lenders, in an amount up to 20% of the principal amount of the B-5 and B-6 term loans; and third, if any proceeds remain outstanding, to outstanding term loans as CEOC elects in its discretion; (ii) obtain up to $100 million of extended revolving facility commitments with a maturity of January 28, 2017, (iii) increase the accordion capacity under the senior secured credit facilities by an additional $650 million (which may be used, among other things, to establish extended revolving facility commitments under the senior secured credit facilities); (iv) modify the calculation of the senior secured leverage ratio for purposes of the maintenance test under the senior secured credit facilities to exclude the Additional First Lien Notes offered hereby; and (v) modify certain other provisions of the senior secured credit facilities ((i) through (v) above, the “Bank Amendment”). The Additional First Lien Notes offered hereby would have a later maturity than that of the term loans being repaid with the net cash proceeds of this offering. The proposed Bank Amendment and related transactions are subject to regulatory approval and market and other conditions, and may not occur as described or at all.

If the Escrow Conditions are not satisfied prior to the consummation of this offering, the Escrow Issuers will deposit the gross proceeds of this offering into a segregated escrow account, together with additional amounts necessary to redeem the Additional First Lien Notes at the redemption price set forth herein, plus accrued and unpaid interest to the last possible date of redemption. Upon delivery to the escrow agent of an officer’s certificate stating, among other things, that prior to or concurrently with the release of funds from escrow to the Issuer (1) the security documents creating liens securing the Additional First Lien Notes offered hereby have been executed and delivered (along with any required legal opinions), (2) all necessary regulatory approvals for the issuance of the Additional First Lien Notes offered hereby have been obtained and (3) the CEOC Assumption has been consummated ((1)-(3) above, the “Escrow Conditions”), the escrowed funds will be released to us. If the Escrow Conditions are met, a deferred discount will be released to the initial purchasers in connection with the escrow release. See “Description of Additional First Lien Notes—Escrow of Gross Proceeds.”

As used in this offering memorandum, the term “Offering Transactions” refers collectively to (1) this offering of the Additional First Lien Notes, (2) the CEOC Assumption, (3) the Bank Amendment and (4) the use of the net cash proceeds of this offering as described above and in further detail under “Use of Proceeds.”

Existing First Lien Notes Offerings

On August 22, 2012, the Escrow Issuers completed a private offering of $750.0 million aggregate principal amount of the Existing August First Lien Notes, the proceeds of which were placed into escrow. On October 5, 2012, the escrow conditions were satisfied and CEOC assumed the indenture that governs the Existing First Lien Notes, dated as of August 22, 2012, and the Existing August First Lien Notes and related obligations.

On December 13, 2012, the Escrow Issuers completed a private offering of $750.0 million aggregate principal amount of the Existing December First Lien Notes, the proceeds of which were placed into escrow. The obligations under the Existing December First Lien Notes are expected to be assumed by CEOC pursuant to a supplemental indenture upon the satisfaction of certain conditions. Unless otherwise indicated, this offering memorandum assumes that CEOC has assumed the Existing December First Lien Notes and related obligations.

Bank Transactions

On October 5, 2012, CEOC consummated extension transactions with lenders under its senior secured credit facilities pursuant to which CEOC (i) extended the maturity of approximately $957.5 million aggregate principal amount of B-1, B-2 and B-3 term loans held by consenting lenders from January 28, 2015 to January 28, 2018, subject to the springing maturity referred to in the following sentence, and increased the interest rate with respect to such extended term loans (“Extended Term Loans”), which are new B-6 term loans under the senior secured credit facilities; (ii) converted approximately $210.3 million aggregate principal amount of original maturity revolver commitments held by consenting lenders to Extended Term Loans; and (iii) extended the maturity of approximately $12.2 million aggregate principal amount of original maturity revolver commitments held by consenting lenders who elected not to convert their commitments to term loans, from January 28, 2014 to January 28, 2017 and increased the interest rate and the undrawn commitment fee with respect to such extended revolver commitments. Additionally, on the closing date, lenders elected to convert an additional $66.3 million aggregate principal amount of original maturity revolver commitments to Extended Term Loans. The Extended Term Loans have a springing maturity to April 14, 2017 if more than $250.0 million of CEOC’s 11.25% Senior Secured Notes due 2017 (the “Existing 11.25% First Lien Notes”) remain outstanding on April 14, 2017. As a result of these transactions, CEOC repaid approximately $478.8 million principal amount of term loans of extending lenders and terminated approximately $144.4 million principal amount of revolving commitments of extending lenders.

On October 29, 2012, CEOC consummated extension transactions under its senior secured credit facilities pursuant to which CEOC converted $150.0 million aggregate principal amount of original maturity revolver commitments held by consenting lenders to Extended Term Loans. As a result of these transactions, CEOC terminated $150.0 million principal amount of revolving commitments of extending lenders and increased the amount of outstanding Extended Term Loans by $75.0 million.

On November 27, 2012, CEOC consummated additional extension transactions under its senior secured credit facilities pursuant to which CEOC converted approximately $117.7 million aggregate principal amount of original maturity revolver commitments held by consenting lenders to Extended Term Loans. As a result of these transactions, CEOC terminated approximately $117.7 million principal amount of revolving commitments of extending lenders and increased the amount of outstanding Extended Term Loans by approximately $58.8 million.

On December 28, 2012, CEOC consummated additional extension transactions under its senior secured credit facilities pursuant to which CEOC converted approximately $112.3 million aggregate principal amount of original maturity revolver commitments held by consenting lenders to Extended Term Loans. As a result of these transactions, CEOC terminated approximately $112.3 million principal amount of revolving commitments of extending lenders and increased the amount of outstanding Extended Term Loans by approximately $56.1 million.

On January 28, 2013, CEOC consummated additional extension transactions under its senior secured credit facilities pursuant to which CEOC converted approximately $182.0 million aggregate principal amount of original maturity revolver commitments held by consenting lenders to Extended Term Loans. As a result of these transactions, CEOC terminated approximately $182.0 million principal amount of revolving commitments of extending lenders and increased the amount of outstanding Extended Term Loans by approximately $91.0 million.

In addition to the foregoing, CEOC may elect to extend and/or convert additional term loans and/or revolver commitments from time to time. The transactions described in the preceding five paragraphs are referred to as the “Bank Transactions.”

After taking into account the extensions, repayments and commitment reductions described above and the repayment of $350.0 million of term loans in connection with the expected use of proceeds from the Existing December First Lien Notes after release from escrow, as of September 30, 2012, on a pro forma basis after giving effect to the Bank Transactions, there would have been approximately $2,944.8 million of B-6 term loans outstanding, $972.5 million of B-4 term loans outstanding, $1,222.7 million of B-5 term loans outstanding, $676.4 million of B-1, B-2 and B-3 term loans outstanding with a maturity of January 28, 2015, $195.2 million of revolving commitments outstanding with a maturity of January 28, 2014 and $31.1 million of revolving commitments outstanding with a maturity of January 28, 2017.

Bill’s Gamblin’ Hall & Saloon Financing

In November 2012, Corner Investments Propco LLC, a qualified non-recourse subsidiary of CEOC (“Corner”), entered into a $185.0 million, seven year senior secured credit facility bearing interest at LIBOR plus 9.75% with a LIBOR floor of 1.25% to fund the conversion of Bill’s Gamblin’ Hall & Saloon into a boutique lifestyle hotel that includes a dayclub/nightclub. The conversion will include a complete remodeling of the guest rooms, casino floor, and common areas, the addition of a second floor restaurant, and the construction of an approximately 65,000 square foot rooftop pool and dayclub/nightclub. We will own the property and manage the casino, hotel, and food and beverage operations, and the dayclub/nightclub will be leased to a third party. Bill’s Gamblin’ Hall & Saloon temporarily closed in early February 2013 to accommodate these renovations. The renovated hotel, casino, and restaurant are expected to open in December 2013 and the dayclub/nightclub is expected to open in April 2014. The transaction described in this paragraph is referred to as the “Bill’s Gamblin’ Hall & Saloon Financing.”

Harrah’s St. Louis Disposition

On May 7, 2012, CEC entered into an Equity Interest Purchase Agreement (the “Purchase Agreement”) with Penn National Gaming, Inc. (“Buyer”), CEOC, Harrah’s Maryland Heights Operating Company (“HMHO”), Players Maryland Heights Nevada, LLC (together with CEOC and HMHO, the “Selling Subsidiaries”) and Harrah’s Maryland Heights, LLC, owner of the Harrah’s St. Louis casino (“HMH”). Each of the Selling Subsidiaries and HMH are wholly-owned subsidiaries of CEC.

On November 2, 2012, the Buyer purchased from the Selling Subsidiaries all of the equity interests of HMH for a purchase price of $610.0 million. We have been using and continue to expect to use the net proceeds from the sale to fund CEOC capital expenditures or to repurchase certain outstanding debt obligations of CEOC. We refer to these transactions as the “Harrah’s St. Louis Disposition.”

The footnotes in the sections entitled “—Summary Historical Consolidated Financial Data of Caesars Entertainment Corporation” and “—Summary Historical Condensed Consolidated Financial Data of Caesars Entertainment Operating Company, Inc.” included herein contain summary recasted information to reflect the sale of Harrah’s St. Louis.

As used in this offering memorandum, the term “Transactions” refers collectively to (1) the Offering Transactions, (2) the Bank Transactions, (3) the Bill’s Gamblin’ Hall & Saloon Financing, (4) the Harrah’s St. Louis Disposition, (5) the offering of the Existing August First Lien Notes, the use of the net proceeds of such offering and the assumption of the Existing August First Lien Notes by CEOC and (6) the offering of the Existing December First Lien Notes, the use of the net proceeds of such offering and the assumption of the Existing December First Lien Notes by CEOC.

Hurricane Sandy

On October 29, 2012, Hurricane Sandy made landfall near Atlantic City, New Jersey. As a result of Hurricane Sandy, our properties in Atlantic City were closed for five days, and our property in Philadelphia was closed for two days. Further, certain of these properties sustained minor damage from the storm, which totaled approximately $1 million. We have insurance that covers portions of any losses from a natural disaster such as this, but it is subject to deductibles and maximum payouts. Our covered losses from property damage and business interruption did not exceed our deductible on this storm. Our results of operations in this region were significantly affected in the fourth quarter of 2012, with an estimated reduction in revenues of between $30 million and $35 million and a related reduction in operating income of between $25 million and $30 million. See “Risk Factors—Risks Related to Our Business—The impact of Hurricane Sandy on our Atlantic City properties and the surrounding areas could materially and adversely affect our business, financial condition and results of operations.”

Conrad Punta Del Este Resort and Casino

On November 12, 2012, CEC announced that it had entered into a definitive agreement with Enjoy S.A. (“Enjoy”) to form a strategic relationship in Latin America. Under the terms of the agreement, Enjoy will acquire 45% of Baluma S.A., our subsidiary which owns and operates the Conrad Punta Del Este Resort and Casino in Punta Del Este, Uruguay (the “Conrad”), for approximately $139.5 million in cash and stock, and we will become a 10% shareholder in Enjoy. Upon the closing of the transaction, Enjoy will assume primary responsibility for management of the Conrad and will have the option to acquire the remaining stake in Baluma S.A. between years three and five of the relationship.

Caesars Growth Venture Partners

CEC is pursuing a strategic transaction that contemplates the transfer of certain of its assets that are not part of the collateral package for the notes, including unencumbered assets of CEC and unrestricted subsidiaries of CEOC, to a newly created entity, named Caesars Growth Venture Partners (“CGVP”), which is anticipated to be controlled by common parties that control CEC. CGVP would be a growth oriented vehicle focused on projects that are complementary to CEC’s existing properties. We anticipate that CEC would own a significant portion of CGVP’s equity interests and that subsidiaries of CEC would manage new casino properties owned by CGVP. We are pursuing this transaction because we believe it will improve our liquidity and credit profile, enhance our distribution network and provide additional support for potential new ventures. It is currently contemplated that the following assets would be transferred: (i) Planet Hollywood, (ii) investment in a casino project under development in Baltimore, Maryland, (iii) interest in a portion of the management fee revenues of the management companies for Planet Hollywood and the casino to be developed in Baltimore, Maryland, (iv) shares of Caesars Interactive Entertainment, Inc.’s outstanding common stock held by HIE Holdings, Inc., a subsidiary of CEC, and (v) approximately $1.1 billion face value of senior notes issued by CEOC held by Harrah’s BC, Inc. It is anticipated the Sponsors would participate in the transaction and that CEC’s other shareholders would have the opportunity to participate on the same terms. The form of consideration to CEC is expected to be stock and cash, and any consideration to CEOC is expected to be cash, in each case at fair value. There is no current intention that this transaction will involve CEC’s outstanding CMBS financing. There are no commitments with respect to any such transaction and there have been no agreements with respect to price or value. The transfer of such assets would require the approval of regulators and other third parties, which we may not be able to obtain. Therefore, we cannot assure you that any such transaction will be entered into or consummated or, if consummated, describe the impact the transaction would have on us.

Risk Factors

Risks Related to Our Indebtedness

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry, and if our cash flows are insufficient to service all of our indebtedness, we may be forced to take other actions to satisfy our debt service payments, fund our operations and invest in our business.

We are a highly leveraged company. As of September 30, 2012, on a pro forma basis after giving effect to the Transactions, CEOC had $20,920.8 million face value of outstanding indebtedness. This amount includes $1,146.1 million of notes that are held by HBC, all of which are deemed outstanding by CEOC but not by CEC. Assuming constant outstanding balances and interest rates, CEOC’s debt service obligation for the next 12 months is $1,968.3 million, which includes required interest payments of $1,926.5 million.

Our substantial indebtedness could:

•	limit our ability to borrow money for our working capital, capital expenditures, development projects, debt service requirements, strategic initiatives or other purposes;

•

make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness;

•	require us to dedicate all of our cash flow from operations to the payment of interest and the repayment of our indebtedness thereby reducing funds available to us for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	make us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	make us more vulnerable to downturns in our business or the economy;

•	restrict us from making strategic acquisitions, developing new gaming facilities, introducing new technologies or exploiting business opportunities;

•	affect our ability to renew gaming and other licenses;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets; and

•	expose us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest.

Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the First Lien Notes.

Our ability to satisfy our debt obligations and fund our working capital, capital expenditures, development projects, strategic initiatives and other requirements of our business will depend upon, among other things:

•

our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•

our future ability to borrow under our senior secured credit facilities, the availability of which depends on, among other things, our complying with the covenants in our senior secured credit facilities.

As our cash flow from operations is currently insufficient to fund our debt service obligations we will be dependent on outside capital to supplement the funding of our debt service obligations and to fund projects and capital expenditures should our current liquidity be exhausted and our cash flows fail to improve. As a result, unless our cash flow from operations improves, we may be forced to reduce or delay capital expenditures, sell assets, raise debt or equity capital or seek to restructure or refinance our indebtedness, including the First Lien Notes.

Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. As of September 30, 2012 on a pro forma basis after giving effect to the Transactions, approximately $2,290.6 million face value of CEOC’s indebtedness, including the PHW Las Vegas senior secured loan (assuming the extension option with respect to such debt is exercised), is scheduled to mature on or before December 31, 2015, representing approximately 11% of CEOC’s total face value of debt. In addition, the CMBS Financing is scheduled to mature in 2015, subject to our ability to exercise extension options to extend the maturity date to 2015, which ability to exercise such extension options is subject to certain conditions. For a discussion of our debt maturities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Guarantees of Third-Party Debt and Other Obligations and Commitments—Contractual Obligations” incorporated in this offering memorandum by reference to the Current Report on Form 8-K filed with the SEC on December 5, 2012. We do not expect that CEOC’s or CEC’s cash flow from operations will be sufficient to repay this indebtedness, and we will have to seek a refinancing. We cannot predict at this time whether we will be able to secure any such refinancing, even if market conditions and our financial condition improve between now and then. Even if refinancing alternatives were available to us, we may not find them suitable or at comparable interest rates to the indebtedness being refinanced. In addition, the terms of existing or future debt agreements may restrict us from securing a refinancing on terms that are available to us at that time. In the absence of such operating results and resources, we would face substantial liquidity problems and would likely be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. We could also be required to reorganize our company in its entirety. CEC is pursuing a strategic transaction that contemplates the transfer of certain of its assets that are not part of the collateral package for the notes, including unencumbered assets of CEC and unrestricted subsidiaries of CEOC, to a newly created entity, named Caesars Growth Venture Partners, which is anticipated to be controlled by common parties that control CEC. CGVP would be a growth oriented vehicle focused on projects that are complementary to CEC’s existing properties. We anticipate that CEC would own a significant portion of CGVP’s equity interests and that subsidiaries of CEC would manage new casino properties owned by CGVP. We are pursuing this transaction because we believe it will improve our liquidity and credit profile, enhance our distribution network and provide additional support for potential new ventures. It is currently contemplated that the following assets would be transferred: (i) Planet Hollywood, (ii) investment in a casino project under development in Baltimore, Maryland, (iii) interest in a portion of the management fee revenues of the management companies for Planet Hollywood and the casino to be developed in Baltimore, Maryland, (iv) shares of Caesars Interactive Entertainment, Inc.’s outstanding common stock held by HIE Holdings, Inc., a subsidiary of CEC, and (v) approximately $1.1 billion face value of senior notes issued by CEOC held by Harrah’s BC, Inc. It is anticipated the Sponsors would participate in the transaction and that CEC’s other shareholders would have the opportunity to participate on the same terms. The form of consideration to CEC is expected to be stock and cash, and any consideration to CEOC is expected to be cash, in each case at fair value. There is no current intention that this transaction will involve CEC’s outstanding CMBS financing. There are no commitments with respect to any such transaction and there have been no agreements with respect to price or value. The transfer of such assets would require the approval of regulators and other third parties, which we may not be able to obtain. Therefore, we cannot assure you that any such transaction will be entered into or consummated or, if consummated, describe the impact the transaction would have on us. Neither the

Sponsors nor any of their respective affiliates has any continuing obligation to provide us with debt or equity financing. Even if we are able to refinance our debt, any refinancing is likely to be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. For example, the interest rates on our first and second lien notes are substantially higher than the interest rates under our senior secured credit facility, and the interest rates on our first lien notes, the proceeds of which were used to refinance term loans under our senior secured credit facilities, are substantially higher than the interest rates applicable to such term loans. If we are unable to service our debt obligations generally, and if we are unable to refinance our debt obligations that mature in 2015 or thereafter, we cannot assure you that our company will continue in its current state and your interests as a noteholder may be adversely affected.

Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify the risks described above.

We and our subsidiaries may be able to incur substantial indebtedness at any time, and from time to time, including in the near future. Although the terms of the agreements governing our indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial.

For example, as of September 30, 2012, after giving pro forma effect to the Transactions, $230.8 million of additional borrowing capacity was available under our revolving credit facility, with an additional $95.5 million committed to back outstanding letters of credit, all of which is secured on a first priority basis. None of our existing indebtedness limits the amount of debt that may be incurred by Caesars Entertainment. Our senior secured credit facilities allow for one or more future issuances of additional secured notes or loans, which may include, in each case, indebtedness secured on a pari passu basis with the obligations under the senior secured credit facilities and our first lien notes. This indebtedness could be used for a variety of purposes, including financing capital expenditures, refinancing or repurchasing our outstanding indebtedness, including existing unsecured indebtedness, or for general corporate purposes. We have raised and expect to continue to raise debt, including secured debt, to directly or indirectly refinance our outstanding unsecured debt on an opportunistic basis, as well as development and acquisition opportunities.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our senior secured credit facilities, the commercial mortgage-backed securities (“CMBS”) mortgage loan and/or related mezzanine loans the (“CMBS Loans”), the indentures governing most of our existing notes, the senior secured loans related to the development of Octavius Tower at Caesars Palace Las Vegas and Project Linq, the senior secured loan of PHW Las Vegas, LLC, the senior secured notes of Chester Downs and the Bill’s Gamblin’ Hall & Saloon credit facility contain, and any future indebtedness of ours would likely contain, a number of covenants that impose significant operating and financial restrictions on us, including restrictions on our and our subsidiaries’ ability to, among other things:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

We have pledged and will pledge a significant portion of our assets as collateral under our senior secured credit facilities, our CMBS Loans, our first lien notes, our second lien notes, the senior secured loan of PHW Las Vegas, LLC, or PHW Las Vegas, the senior secured loan related to the development of the Octavius Tower at Caesars Palace Las Vegas, the Octavius Tower or Project Octavius, and a retail, dining and entertainment corridor located between The Quad Hotel & Casino (formerly, the Imperial Palace Hotel and Casino) and the Flamingo Las Vegas on the Las Vegas strip, or Project Linq, the senior secured notes of Chester Downs or the Bill’s Gamblin’ Hall & Saloon credit facility. If any of these lenders accelerate the repayment of borrowings, there can be no assurance that we will have sufficient assets to repay our indebtedness.

Under our senior secured credit facilities, we are required to satisfy and maintain specified financial ratios. Specifically, our senior secured credit facilities requires us to maintain a senior secured leverage ratio of no more than 4.75 to 1.0, which is the ratio of our senior first priority secured debt to LTM Adjusted EBITDA—Pro Forma. This ratio excludes up to $2,200.0 million of first priority senior secured notes and up to $350.0 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly owned. This ratio also reduces the amount of senior first priority secured debt by the amount of unrestricted cash on hand. As of September 30, 2012, the senior secured leverage ratio was 4.02 to 1.0. In addition, under certain circumstances, our senior secured credit facilities allow us to apply cash contributions received by us as an increase to LTM Adjusted EBITDA—Pro Forma if we are unable to meet its senior secured leverage ratio. Many factors affect our continuing ability to comply with the covenant, including (a) changes in gaming trips, spend per trip and hotel metrics, which are correlated to a consumer recovery, (b) increases in cost-savings actions, (c) asset sales, (d) issuing additional second lien or unsecured debt, (e) equity financings, (f) delays in investments in new developments, or (g) a combination thereof. Our ability to meet those financial ratios can be affected by events beyond our control, and there can be no assurance that we will meet those ratios.

A failure to comply with the covenants contained in our senior secured credit facilities or our other indebtedness could result in an event of default under the facilities or the existing agreements, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under our senior secured credit facilities or our other indebtedness, the lenders thereunder:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit; or

•	require us to apply all of our available cash to repay these borrowings.

Such actions by the lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under our senior secured credit facilities, our CMBS Loans and our first and second lien notes could proceed against the collateral granted to them to secure that indebtedness.

If the indebtedness under our first and second lien notes, senior secured credit facilities, CMBS Loans or our other indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

Repayment of our debt, including required principal and interest payments on the First Lien Notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own substantially all of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the First Lien Notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on the First Lien Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the First

Lien Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the First Lien Notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries we may be unable to make required principal and interest payments on our indebtedness, including the First Lien Notes.

If the Issuer defaults on its obligations to pay its other indebtedness, the Issuer may not be able to make payments on the First Lien Notes.

Any default under the agreements governing the indebtedness of the Issuer, including a default under the senior secured credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could leave the Issuer unable to pay principal, premium, if any, or interest on the First Lien Notes and could substantially decrease the market value of the First Lien Notes. If the Issuer is unable to generate sufficient cash flow and is otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on its indebtedness, or if the Issuer otherwise fails to comply with the various covenants, including financial and operating covenants, in the instruments governing its indebtedness (including the senior secured credit facilities), the Issuer could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against the assets of the Issuer, and the Issuer could be forced into bankruptcy or liquidation. If the operating performance of the Issuer declines, the Issuer may in the future need to seek waivers from the required lenders under the senior secured credit facilities to avoid being in default. If the Issuer breaches its covenants under the senior secured credit facilities and seeks a waiver, the Issuer may not be able to obtain a waiver from the required lenders. If this occurs, the Issuer would be in default under the senior secured credit facilities, the lenders could exercise their rights as described above, and the Issuer could be forced into bankruptcy or liquidation.

Risks Related to Our Business

If we are unable to effectively compete against our competitors, our profits will decline.

The gaming industry is highly competitive and our competitors vary considerably in size, quality of facilities, number of operations, brand identities, marketing, and growth strategies, financial strength and capabilities, level of amenities, management talent, and geographic diversity. We also compete with other non-gaming resorts and vacation areas, and with various other entertainment businesses. Our competitors in each market that we participate may have substantially greater financial, marketing, and other resources than we do, and there can be no assurance that they will not, in the future, engage in aggressive pricing action to compete with us. Although we believe we are currently able to compete effectively in each of the various markets in which we participate, we cannot assure you that we will be able to continue to do so or that we will be capable of maintaining or further increasing our current market share. Our failure to compete successfully in our various markets could adversely affect our business, financial condition, results of operations, and cash flow.

In recent years, many casino operators have been reinvesting in existing markets to attract new customers or to gain market share, thereby increasing competition in those markets. As companies have completed new expansion projects, supply has typically grown at a faster pace than demand in some markets, including Las Vegas, our largest market, and competition has increased significantly. For example, CityCenter, a large development of resorts and residences, opened in December 2009 in Las Vegas, and Revel, a resort and casino in Atlantic City, opened in May 2012. The expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors have increased competition in many markets in which we operate, and this intense competition is expected to continue. These competitive pressures have and are expected to continue to adversely affect our financial performance in certain markets, including Atlantic City.

In particular, our business may be adversely impacted by the additional gaming and room capacity in Nevada, New Jersey, New York, Connecticut, Pennsylvania, Mississippi, Missouri, Maryland, Michigan, Indiana, Iowa, Kansas, Illinois, Ohio, Louisiana, Ontario, South Africa, Uruguay, United Kingdom, Egypt, and/or other projects not yet announced which may be competitive in the other markets where we operate or intend to operate. Several states, such as Kentucky, Texas and Indian tribes are also considering enabling the development and operation of casinos or casino-like operations in their jurisdictions. In addition, our operations located in New Jersey and Nevada may be adversely impacted by the expansion of gaming in New York and California, respectively.

The downturn in the national economy over the past few years, the volatility and disruption of the capital and credit markets, and adverse changes in the global economy could negatively impact our financial performance and our ability to access financing.

The severe economic downturn over the past few years and adverse conditions in the local, regional, national and global markets have negatively affected our operations, and may continue to negatively affect our operations in the future. During periods of economic contraction such as recently experienced, our revenues may decrease while most of our costs remain fixed and some costs even increase, resulting in decreased earnings. Gaming and other leisure activities we offer represent discretionary expenditures and participation in such activities may decline during economic downturns, during which consumers generally earn less disposable income. For example, key determinants of our revenues and operating performance include hotel Average Daily Rate (“ADR”), number of gaming trips and average spend per trip by our customers. Given that 2007 was the peak year for our financial performance and the gaming industry in the United States in general, we may not attain those financial levels in the near term, or at all. If we fail to increase ADR or any other similar metric in the near term, our revenues may not increase and, as a result, we may not be able to pay down our existing debt, fund our operations, fund planned capital expenditures or achieve expected growth rates, all of which could have a material adverse effect on our business, financial condition and results of operations. Even an uncertain economic outlook may adversely affect consumer spending in our gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn. Furthermore, other uncertainties, including national and global economic conditions, terrorist attacks or other global events, could adversely affect consumer spending and adversely affect our operations.

We are subject to extensive governmental regulation and taxation policies, the enforcement of which could adversely impact our business, financial condition, and results of operations.

We are subject to extensive gaming regulations and political and regulatory uncertainty. Regulatory authorities in the jurisdictions where we operate have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines and take other actions, any one of which could adversely impact our business, financial condition and results of operations. For example, revenues and income from operations were negatively impacted during July 2006 in Atlantic City by a three-day government-imposed casino shutdown. Furthermore, in many jurisdictions where we operate, licenses are granted for limited durations and require renewal from time to time. For example, in Iowa, our ability to continue our gaming operations is subject to a referendum every eight years or at any time upon petition of the voters in the county in which we operate; the most recent referendum which approved our ability to continue to operate our casinos occurred in November 2010. There can be no assurance that continued gaming activity will be approved in any referendum in the future. If we do not obtain the requisite approval in any future referendum, we will not be able to operate our gaming operations in Iowa, which would negatively impact our future performance.

From time to time, individual jurisdictions have also considered legislation or referendums, such as bans on smoking in casinos and other entertainment and dining facilities, which could adversely impact our operations. For example, the City Council of Atlantic City passed an ordinance in 2007 requiring that we segregate at least 75% of the casino gaming floor as a nonsmoking area, leaving no more than 25% of the casino gaming floor as a smoking area. Illinois also passed the Smoke Free Illinois Act which became effective January 1, 2008, and bans smoking in nearly all public places, including bars, restaurants, work places, schools and casinos. The Act also bans smoking within 15 feet of any entrance, window or air intake area of these public places. These smoking bans have adversely affected revenues and operating results at our properties. The likelihood or outcome of similar legislation in other jurisdictions and referendums in the future cannot be predicted, though any smoking ban would be expected to negatively impact our financial performance.

The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. From time to time, various state and federal legislators and officials have proposed changes in tax laws, or in the administration of such laws, including increases in tax rates, which would affect the industry. If adopted, such changes could adversely impact our business, financial condition and results of operations.

The acquisition, development and construction of new hotels, casinos and gaming and non-gaming venues and the expansion of existing ones could have an adverse effect on our business, financial condition and results of operations due to various factors including delays, cost overruns and other uncertainties.

We intend to develop, construct and open or acquire new hotels, casinos and other gaming venues, as well as develop and manage non-gaming venues, in response to opportunities that may arise. Future development projects and acquisitions may require significant capital commitments, the incurrence of additional debt, guarantees of third party debt, the incurrence of contingent liabilities and an increase in depreciation and amortization expense, which could have an adverse effect upon our business, financial condition and results of operations. The development and construction of new hotels, casinos and gaming venues and the expansion of existing ones, such as our recent construction of the Octavius Tower and redevelopment of the Nobu Tower at Caesars Palace in Las Vegas and the planned redevelopment of Bill’s Gamblin’ Hall in Las Vegas, as well as the development and construction of non-gaming venues such as Project Linq in Las Vegas and Caesars Palace Longmu Bay, are susceptible to various risks and uncertainties, such as:

•	the existence of acceptable market conditions and demand for the completed project;

•

general construction risks, including cost overruns, change orders and plan or specification modification, shortages of equipment, materials or skilled labor, labor disputes, unforeseen environmental, engineering or geological problems, work stoppages, fire and other natural disasters, construction scheduling problems, and weather interferences;

•	changes and concessions required by governmental or regulatory authorities;

•	the ability to finance the projects, especially in light of our substantial indebtedness;

•	delays in obtaining, or inability to obtain, all licenses, permits and authorizations required to complete and/or operate the project; and

•	disruption of our existing operations and facilities.

Moreover, our development and expansion projects are sometimes jointly pursued with third parties or by licensing our brands to third parties. These joint development, expansion projects or license agreements are subject to risks, in addition to those disclosed above, as they are dependent on our ability to reach and maintain agreements with third parties.

Our failure to complete any new development or expansion project, or consummate any joint development, expansion projects or projects where we license our brands, as planned, on schedule, within budget or in a manner that generates anticipated profits, could have an adverse effect on our business, financial condition and results of operations.

We may sell or divest different properties or assets as a result of our evaluation of our portfolio of businesses. Such sales or divestitures would affect our costs, revenues, profitability and financial position.

From time to time, we evaluate our properties and our portfolio of businesses and may, as a result, sell, attempt to sell, divest or spin-off different properties or assets. For example, in May 2012, we announced an agreement to sell our Harrah’s St. Louis property and, in November 2012, we completed the sale. See “Summary—Recent Developments—Harrah’s St. Louis Disposition.” These sales or divestitures affect our costs, revenues, profitability and financial position.

Divestitures have inherent risks, including possible delays in closing transactions (including potential difficulties in obtaining regulatory approvals), the risk of lower-than-expected sales proceeds for the divested businesses, and potential post-closing claims for indemnification. In addition, current economic conditions and relatively illiquid real estate markets may result in fewer potential bidders and unsuccessful sales efforts. Expected costs savings, which are offset by revenue losses from divested properties, may also be difficult to achieve or maximize due to our fixed cost structure.

We may incur impairments to goodwill, indefinite-lived intangible assets, or long-lived assets which could negatively affect our future profits.

In accordance with the authoritative accounting guidance for goodwill, we perform a qualitative assessment on goodwill to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test or if a triggering event occurs. Under amended authoritative accounting guidance, we adopted this methodology for indefinite-lived intangible assets in the second quarter of 2012. In addition, in accordance with the provisions of the authoritative accounting guidance for the impairment or disposal of long-lived assets, we test long-lived assets for impairment if a triggering event occurs. As discussed below, if our estimates of projected cash flows related to these assets are not achieved, we may be subject to a future impairment charge, which could have a material adverse impact on our consolidated financial statements.

We are dependent upon our properties for future cash flows and our continued success depends on our ability to draw customers to our properties. Significant negative industry or economic trends, reduced estimates of future cash flows, disruptions to our business, slower growth rates or lack of growth in our business have resulted in significant write-downs and impairment charges during the years ended December 31, 2010 and 2009, and during the period from January 28, 2008 through December 31, 2008, and, if one or more of such events occurs in the future, additional impairment charges may be required in future periods. If we are required to record additional impairment charges, this could have a material adverse impact on our consolidated financial statements.

The impact of Hurricane Sandy on our Atlantic City properties and the surrounding areas could materially and adversely affect our business, financial condition and results of operations.

On October 29, 2012, Hurricane Sandy made landfall near Atlantic City, New Jersey. As a result of Hurricane Sandy, our properties in Atlantic City were closed for five days, and our property in Philadelphia was closed for two days. Further, certain of these properties sustained minor damage from the storm, which totaled approximately $1 million. In addition, Hurricane Sandy significantly affected Atlantic City and surrounding areas in the northeast through flooding, wind and other water damage to properties and infrastructure, loss of power to residences and businesses and by creating a fuel shortage in New Jersey and surrounding areas. The regional storm damage in the northeast is likely to deter customers from visiting Atlantic City and our Atlantic City properties for some period of time. Our insurance, which covers portions of any losses from a natural disaster such as this, is subject to deductibles and maximum payouts. Our covered losses from property damage and business interruption did not exceed our deductible on this storm. Our results of operations in this region were significantly affected in the fourth quarter of 2012, with an estimated reduction in revenues of between $30 million and $35 million and a related reduction in operating income of between $25 million and $30 million. In addition, the impact of Hurricane Sandy may adversely affect the level and cost of insurance coverage that we may be able to obtain in the future.

While we believe that we will continue to be in compliance with the senior secured leverage ratio under our senior secured credit facilities and meet our cash flow needs during the next twelve months, there can be no assurances that we will be able to do so. We continue to assess the impact of Hurricane Sandy on our forecasted results of operations and Property EBITDA in the Atlantic City region, which includes three properties in Atlantic City and Harrah’s Philadelphia that are owned by CEOC’s subsidiaries.

Acts of terrorism and war, natural disasters and severe weather may negatively impact our future profits.

Terrorist attacks and other acts of war or hostility have created many economic and political uncertainties. For example, a substantial number of our customers for our properties in Las Vegas use air travel. On September 11, 2001, acts of terrorism occurred in New York City, Pennsylvania and Washington, D.C. As a result of these terrorist acts, domestic and international travel was severely disrupted, which resulted in a decrease in customer visits to our properties in Las Vegas. We cannot predict the extent to which disruptions in air or other forms of travel as a result of any further terrorist act, security alerts or war, uprisings, or hostilities in places such as Iraq and Afghanistan, other countries throughout the world will continue to directly or indirectly impact our business and operating results. For example, our operations in Cairo, Egypt were negatively affected from the uprising there in January 2011. As a consequence of the threat of terrorist attacks and other acts of war or hostility in the future, premiums for a variety of insurance products have increased, and some types of insurance are no longer available. Given current conditions in the global insurance markets, we are substantially underinsured for losses and interruptions caused by terrorist acts and acts of war. If any such event were to affect our properties, we would likely be adversely impacted.

In addition, natural and man-made disasters such as major fires, floods, hurricanes, earthquakes and oil spills could also adversely impact our business and operating results. For example, four of our properties were closed for an extended period of time due to the damage sustained from Hurricanes Katrina and Rita in August and September 2005, respectively. Such events could lead to the loss of use of one or more of our properties for an extended period of time and disrupt our ability to attract customers to certain of our gaming facilities. If any such event were to affect our properties, we would likely be adversely impacted. Seven of our properties were closed during the first half of 2011 due to flooding and severe weather conditions. Additionally, in August 2011, our casinos in Atlantic City were closed during a busy summer weekend due to Hurricane Irene and, as discussed above, our properties in Atlantic City were closed for five days and our property in Philadelphia was closed for two days in October and November 2012 due to Hurricane Sandy.

In most cases, we have insurance that covers portions of any losses from a natural disaster, but it is subject to deductibles and maximum payouts in many cases. Although we may be covered by insurance from a natural disaster, the timing of our receipt of insurance proceeds, if any, is out of our control. In some cases, however, we will receive no proceeds from insurance, such as our August 2011 closing in Atlantic City.

Additionally, a natural disaster affecting one or more of our properties may affect the level and cost of insurance coverage we may be able to obtain in the future, which may adversely affect our financial position.

As our operations depend in part on our customers’ ability to travel, severe or inclement weather can also have a negative impact on our results of operations.

Our business is particularly sensitive to energy prices and a rise in energy prices could harm our operating results.

We are a large consumer of electricity and other energy and, therefore, higher energy prices may have an adverse effect on our results of operations. Accordingly, increases in energy costs may have a negative impact on our operating results. Additionally, higher electricity and gasoline prices which affect our customers may result in reduced visitation to our resorts and a reduction in our revenues. We may be indirectly impacted by regulatory requirements aimed at reducing the impacts of climate change directed at up-stream utility providers, as we could experience potentially higher utility, fuel, and transportation costs.

Work stoppages and other labor problems could negatively impact our future profits.

Some of our employees are represented by labor unions. A lengthy strike or other work stoppage at one of our casino properties or construction projects could have an adverse effect on our business and results of operations. From time to time, we have also experienced attempts to unionize certain of our non-union employees. While these efforts have achieved only limited success to date, we cannot provide any assurance that we will not experience additional and more successful union activity in the future. There has been a trend towards unionization for employees in Atlantic City and Las Vegas. The impact of this union activity is undetermined and could negatively impact our profits.

Our obligation to fund multi-employer pension plans to which we contribute may have an adverse impact on us.

We contribute to and participate in various multi-employer pension plans for employees represented by certain unions. We are required to make contributions to these plans in amounts established under collective bargaining agreements. We do not administer these plans and, generally, are not represented on the boards of trustees of these plans. The Pension Protection Act enacted in 2006, or the PPA, requires under-funded pension plans to improve their funding ratios. Based on the information available to us, some of the multi-employer plans to which we contribute are either “critical” or “endangered” as those terms are defined in the PPA. We cannot determine at this time the amount of additional funding, if any, we may be required to make to these plans. However, plan assessments could have an adverse impact on our results of operations or cash flows for a given period. Furthermore, under current law, upon the termination of a multi-employer pension plan, or in the event of a withdrawal by us, which we consider from time to time, or a mass withdrawal or insolvency of contributing employers, we would be required to make payments to the plan for our proportionate share of the plan’s unfunded vested liabilities. Any termination of a multi-employer plan, or mass withdrawal or insolvency of contributing employers, could require us to contribute an amount under a plan of rehabilitation or surcharge assessment that would have a material adverse impact on our consolidated financial condition, results of operations and cash flows.

We extend credit to a portion of our customers and we may not be able to collect gaming receivables from our credit players.

We conduct our gaming activities on a credit and cash basis at many of our properties. Any such credit we extend is unsecured. Table games players typically are extended more credit than slot players, and high-stakes players typically are extended more credit than customers who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a significant positive or negative impact on cash flow and earnings in a particular quarter. We extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit. These large receivables could have a significant impact on our results of operations if deemed uncollectible. While gaming debts evidenced by a credit instrument, including what is commonly referred to as a “marker,” and judgments on gaming debts are enforceable under the current laws of the jurisdictions in which we allow play on a credit basis and judgments in such jurisdictions on gaming debts are enforceable in all states under the Full Faith and Credit Clause of the U.S. Constitution, other jurisdictions may determine that enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the U.S. of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations.

We may not realize all of the anticipated benefits of current or potential future acquisitions.

Our ability to realize the anticipated benefits of acquisitions will depend, in part, on our ability to integrate the businesses of such acquired company with our businesses. The combination of two independent companies is a complex, costly and time consuming process. This process may disrupt the business of either or both of the companies, and may not result in the full benefits expected. The difficulties of combining the operations of the companies, including our recent acquisitions of Planet Hollywood in Las Vegas and Thistledown Racetrack in Cleveland, Ohio, include, among others:

•	coordinating marketing functions;

•	undisclosed liabilities;

•	unanticipated issues in integrating information, communications and other systems;

•	unanticipated incompatibility of purchasing, logistics, marketing and administration methods;

•	retaining key employees;

•	consolidating corporate and administrative infrastructures;

•	the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

We may be unable to realize in whole or in part the benefits anticipated for any current or future acquisitions.

We may not realize any or all of our projected cost savings, which would have the effect of reducing our LTM Adjusted EBITDA—Pro Forma, which would have a negative effect on our results of operations and negatively impact our covenant calculation and could have a negative effect on our securities.

Beginning in the third quarter of 2008, we initiated a company-wide cost savings plan in an effort to align our expenses with current revenue levels. In addition, we embarked on Project Renewal in the fourth quarter of 2010 to identify the optimum way of structuring our business given our breadth and scale of product offerings. While these efforts have allowed us to realize substantial savings since we initiated our cost savings plan, our continued reduction efforts may fail to achieve similar or continued savings. Although we believe, as of September 30, 2012, once fully implemented, these cost savings programs will produce additional estimated annual cost savings of $204.3 million, of which $146.4 million relate to CEOC, we may not realize some or all of these projected savings without impacting our revenues. Our cost savings plans are intended to increase our effectiveness and efficiency in our operations without impacting our revenues and margins. Our cost savings plan is subject to numerous risks and uncertainties that may change at any time, and, therefore, our actual savings may differ materially from what we anticipate. For example, cutting advertising or marketing expenses may have an unintended negative affect on our revenues. In addition, our expected savings from procurement of goods may be affected by unexpected increases in the cost of raw materials. Furthermore, because we use our projected yet-to-be realized cost savings as a pro forma adjustment to calculate our LTM Adjusted EBITDA—Pro Forma provided in the “Summary Historical Condensed Consolidated Financial Data of Caesars Entertainment Operating Company, Inc.,” our actual LTM Adjusted EBITDA—Pro Forma would be reduced to the extent of the cost savings we do not achieve.

We may be required to pay our future tax obligation on our deferred cancellation of debt income.

Under the American Recovery and Reinvestment Act of 2009, or the ARRA, we will receive temporary federal tax relief under the Delayed Recognition of Cancellation of Debt Income, or CODI, rules. The ARRA contains a provision that allows for a deferral for tax purposes of CODI for debt reacquired in 2009 and 2010, followed by recognition of CODI ratably from 2014 through 2018. In connection with the debt that we reacquired in 2009 and 2010, we have deferred related CODI of $3.6 billion for tax purposes (net of Original Issue Discount (“OID”) interest expense, some of which must also be deferred to 2014 through 2018 under the ARRA). We are required to include one-fifth of the deferred CODI, net of deferred and regularly scheduled OID, in taxable income each year from 2014 through 2018. To the extent that our federal taxable income exceeds our available federal net operating loss carry forwards in those years, we will have a cash tax obligation. Our tax obligations related to CODI could be substantial and could materially and adversely affect our cash flows as a result of tax payments. For more information on the debt that we reacquired in 2009, 2010 and 2011, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Other Factors Affecting Net Income” incorporated in this offering memorandum by reference to the Current Report on Form 8-K filed with the SEC on December 5, 2012.

The risks associated with our international operations could reduce our profits.

Some of our properties are located outside the United States, and our 2006 acquisition of London Clubs has increased the percentage of our revenue derived from operations outside the United States. International operations are subject to inherent risks including:

•	political and economic instability;

•	variation in local economies;

•	currency fluctuation;

•	greater difficulty in accounts receivable collection;

•	trade barriers; and

•	burden of complying with a variety of international laws.

For example, the political instability in Egypt due to the uprising in January 2011 has negatively affected our properties there.

The loss of the services of key personnel could have a material adverse effect on our business.

The leadership of our chief executive officer, Mr. Loveman, and other executive officers has been a critical element of our success. The death or disability of Mr. Loveman or other extended or permanent loss of his services, or any negative market or industry perception with respect to him or arising from his loss, could have a material adverse effect on our business. Our other executive officers and other members of senior management have substantial experience and expertise in our business and have made significant contributions to our growth and success. The unexpected loss of services of one or more of these individuals could also adversely affect us. We are not protected by key man or similar life insurance covering members of our senior management. We have employment agreements with our executive officers, but these agreements do not guarantee that any given executive will remain with us.

If we are unable to attract, retain and motivate employees, we may not be able to compete effectively and will not be able to expand our business.

Our success and ability to grow are dependent, in part, on our ability to hire, retain and motivate sufficient numbers of talented people, with the increasingly diverse skills needed to serve clients and expand our business, in many locations around the world. Competition for highly qualified, specialized technical and managerial, and particularly consulting personnel, is intense. Recruiting, training, retention and benefit costs place significant demands on our resources. Additionally, our substantial indebtedness and the recent downturn in the gaming, travel and leisure sectors has made recruiting executives to our business more difficult. The inability to attract qualified employees in sufficient numbers to meet particular demands or the loss of a significant number of our employees could have an adverse effect on us.

We are controlled by the Sponsors, whose interests may not be aligned with ours.

Hamlet Holdings, the members of which are comprised of an equal number of individuals affiliated with each of the Sponsors, beneficially owns approximately 69.9% of our common stock pursuant to an irrevocable proxy providing Hamlet Holdings with sole voting and sole dispositive power over those shares. As a result, the Sponsors have the power to elect all of our directors. Therefore, the Sponsors have the ability to vote on any transaction that requires the approval of our Board or our stockholders, including the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets. The interests of the Sponsors could conflict with or differ from the interests of other holders of our securities. For example, the concentration of ownership held by the Sponsors could delay, defer or prevent a change of control of us or impede a merger, takeover or other business combination which another stockholder may otherwise view favorably. Additionally, the Sponsors are in the business of making or advising on investments in companies it holds, and may from time to time in the future acquire interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. One or both of the Sponsors may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as Hamlet Holdings continues to hold the irrevocable proxy, they will continue to be able to strongly influence or effectively control our decisions.

In addition, we have an executive committee that serves at the discretion of our Board and is authorized to take such actions as it reasonably determines appropriate. Currently, the executive committee may act by a majority of its members, provided that at least one member affiliated with TPG and Apollo must approve any action of the executive committee.

Use of the “Caesars” brand name, or any of our other brands, by entities other than us could damage the brands and our operations and adversely affect our business and results of operations.

Our “Caesars” brand remains the most recognized casino brand in the world and our operations benefit from the global recognition and reputation generated by our brands. Generally and through Caesars Global Living, we are actively pursuing gaming and non-gaming management, branding, and development opportunities in Asia and other parts of the world where our brands and reputation are already well-recognized assets. In September 2011, we announced a management and branding agreement for a non-gaming development, whose equity will be provided by a third party, that will be called Caesars Palace Longmu Bay. In addition, we will continue to expand our World Series of Poker tournaments to international jurisdictions where we believe there is a likelihood of legalization of online gaming, in order to grow the brand’s awareness. In connection with such opportunities, we intend to grant third parties licenses to use our brands. Our business and results of operations may be adversely affected by the management or the enforcement of the “Caesars” and the “World Series of Poker” brand names, or any of our other brands, by third parties outside of our exclusive control.

Any failure to protect our trademarks could have a negative impact on the value of our brand names and adversely affect our business.

The development of intellectual property is part of our overall business strategy, and we regard our intellectual property to be an important element of our success. For example, we own and operate the World Series of Poker tournaments, and we license trademarks for a variety of products and businesses related to this brand. While our business as a whole is not substantially dependent on any one trademark or combination of several of our trademarks or other intellectual property, we seek to establish and maintain our proprietary rights in our business operations and technology through the use of patents, copyrights, trademarks and trade secret laws. We file applications for and obtain patents, copyrights and trademarks in the United States and in foreign countries where we believe filing for such protection is appropriate. We also seek to maintain our trade secrets and confidential information by nondisclosure policies and through the use of appropriate confidentiality agreements. Despite our efforts to protect our proprietary rights, parties may infringe our trademarks and use information that we regard as proprietary and our rights may be invalidated or unenforceable. The laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Monitoring the unauthorized use of our intellectual property is difficult. Litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resource. We cannot assure you that all of the steps we have taken to protect our trademarks in the United States and foreign countries will be adequate to prevent imitation of our trademarks by others. The unauthorized use or reproduction of our trademarks could diminish the value of our brand and its market acceptance, competitive advantages or goodwill, which could adversely affect our business.

Any violation of the Foreign Corrupt Practices Act or other similar laws and regulations could have a negative impact on us.

We are subject to risks associated with doing business outside of the United States, which exposes us to complex foreign and U.S. regulations inherent in doing business cross-border and in each of the countries in which it transacts business. We are subject to regulations imposed by the Foreign Corrupt Practices Act, or the FCPA, and other anti-corruption laws that generally prohibit U.S. companies and their intermediaries from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions as well as other penalties and the SEC and U.S. Department of Justice have increased their enforcement activities with respect to the FCPA. Internal control policies and procedures and employee training and compliance programs that we have implemented to deter prohibited practices may not be effective in prohibiting our employees, contractors or agents from violating or circumventing our policies and the law. If our employees or agents fail to comply with applicable laws or company policies governing our international operations, we may face investigations, prosecutions and other legal proceedings and actions which could result in civil penalties, administrative remedies and criminal sanctions. Any determination that we have violated the FCPA could have a material adverse effect on our financial condition. Compliance with international and U.S. laws and regulations that apply to our international operations increases our cost of doing business in foreign jurisdictions. We also deal with significant amounts of cash in our operations and are subject to various reporting and anti-money laundering regulations. Any violation of anti-money laundering laws or regulations by any of our resorts could have a negative effect on our results of operations.

We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could impact our financial condition.

From time to time, we are defendants in various lawsuits or other legal proceedings relating to matters incidental to our business. The nature of our business subjects us to the risk of lawsuits filed by customers, past and present employees, competitors, business partners, Indian tribes and others in the ordinary course of business. As with all legal proceedings, no assurance can be provided as to the outcome of these matters and in general, legal proceedings can be expensive and time consuming. For example, we may have potential liability arising from a class action lawsuit against Hilton Hotels Corporation relating to employee benefit obligations. We may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition and results of operations.

Capitalization

The following table sets forth as of September 30, 2012:

(1)	CEOC’s cash and cash equivalents and capitalization on an actual basis;

(2)	CEOC’s cash and cash equivalents and capitalization on an as adjusted basis to give effect to the consummation of the Bank Transactions, the offering of the Existing August First Lien Notes, the use of the net proceeds of such offering and the assumption of the Existing August First Lien Notes by CEOC, the offering of the Existing December First Lien Notes, the use of the net proceeds of such offering and the assumption of the Existing December First Lien Notes by CEOC, the Bill’s Gamblin’ Hall & Saloon Financing and the Harrah’s St. Louis Disposition; and

(3)	CEOC’s cash and cash equivalents and capitalization on an as adjusted basis to give effect to consummation of the Offering Transactions, the Bank Transactions, the offering of the Existing August First Lien Notes, the use of the net proceeds of such offering and the assumption of the Existing August First Lien Notes by CEOC, the offering of the Existing December First Lien Notes, the use of the net proceeds of such offering and the assumption of the Existing December First Lien Notes by CEOC, the Bill’s Gamblin’ Hall & Saloon Financing and the Harrah’s St. Louis Disposition, which we collectively refer to as the “Transactions.”

	As of September 30, 2012
	Actual	As adjusted for the Bank Transactions, offerings of Existing First Lien Notes, the Bill’s Gamblin’ Hall & Saloon Financing and the Harrah’s St. Louis Disposition	As adjusted for the Transactions
	(in millions)
Cash and cash equivalents(1)	$988.8	$2,615.5	$2,615.5

Debt:
Revolving credit facility(2)	$—	$—	$—
Term loan(3)	6,188.4	5,753.2	4,294.1
First lien notes(4)	4,058.7	4,795.6	6,295.6
Second lien notes(5)	3,138.5	3,138.5	3,138.5
Linq/Octavius senior secured loan(6)	446.3	446.3	446.3
PHW Las Vegas senior secured loan(6)	433.0	433.0	433.0
Chester Downs senior secured notes(6)	330.0	330.0	330.0
Bill’s Gamblin’ Hall & Saloon credit facility(6)	—	185.0	185.0
Subsidiary guaranteed unsecured senior debt(7)	491.8	491.8	491.8
Unsecured senior notes(8)	1,618.1	1,618.1	1,618.1
Other(9)	707.3	707.3	707.3

Total debt, including current portion	17,412.1	17,898.8	17,939.7
Stockholder’s deficit	(2,383.1)	(2,383.1)	(2,392.0)

Total capitalization	$15,029.0	$15,515.7	$15,547.7

(1)	Excludes restricted cash of $762.5 million.
(2)	Upon the closing of the Acquisition, CEOC entered into the senior secured credit facilities, which included a $2,000.0 million revolving credit facility that was reduced to $1,071.0 million due to debt retirements and the conversion of a portion of the revolving credit facility to an extended term loan subsequent to the closing of the Acquisition. As of September 30, 2012, after giving pro forma effect to the Transactions, $230.8 million of additional borrowing capacity was available under our revolving credit facility, with an additional $95.5 million committed to back outstanding letters of credit. CEC guarantees this facility, and all of the material wholly owned domestic subsidiaries of CEOC, other than Planet Hollywood, Chester Downs, Caesars Octavius, Caesars Linq and Corner, have pledged their assets to secure this facility.

(3)	Upon the closing of the Acquisition, CEOC entered into a seven-year $7,250.0 million term loan facility, all of which was drawn at the closing of the Acquisition. The outstanding borrowings under the term loan have been increased by an incremental term loan drawn in October 2009 and $972.1 million of revolver commitments converted to extended term loans, including as part of the Bank Transactions. The outstanding borrowings have been reduced by payments made subsequent to the Acquisition. CEC guarantees this facility, and all of the material wholly owned domestic subsidiaries of CEOC, other than Planet Hollywood, Chester Downs, Caesars Octavius, Caesars Linq and Corner, have pledged their assets to secure this facility. In connection with the Bank Transactions, $898.0 million of the term loans were repaid. In connection with the Offering Transactions, we will use approximately $1.5 billion to repay certain outstanding term loans. The B-1, B-2 and B-3 term loans have maturities through January 28, 2015 and currently bear interest at 3.22% and the B-4, B-5 and B-6 term loans have maturities through January 28, 2018 and currently bear interest at 4.47% to 9.50%. See “—Recent Developments—Offering Transactions,” “—Recent Developments—Bank Transactions” and “Use of Proceeds.”
(4)	Consists of the book value of the $2,095.0 million aggregate principal amount of Existing 11.25% First Lien Notes, the $1,250.0 million aggregate principal amount of Existing 8.5% First Lien Notes and the $1,500.0 million aggregate principal amount of Existing First Lien Notes, together with the face value of Additional First Lien Notes offered hereby.
(5)	Consists of the book values of $750.0 million face value of 12.75% Second-Priority Notes due 2018, book values of $214.8 million face value of 10.0% Second-Priority Notes due 2015, book values of $847.6 million face value of 10.0% Second-Priority Notes due 2018 issued in connection with the exchange offers that were consummated on December 24, 2008, and book values of $3,705.5 million face value of 10.0% Second-Priority Notes due 2018 issued in connection with the exchange offers that were consummated on April 15, 2009. Such amounts are inclusive of amounts paid in fees in connection with such exchange offers. The aggregate face value of such notes is $5,517.9 million.
(6)	The Planet Hollywood Loan, the 9.25% Senior Secured Notes due 2020 of Chester Downs, the $450.0 million Octavius Linq Holding Co., LLC senior secured loan and the Bill’s Gamblin’ Hall & Saloon credit facility with an aggregate book value of $1,394.3 million as of September 30, 2012 are non-recourse to CEOC, CEC or any other subsidiaries of CEC.
(7)	Consists of $478.6 million of 10.75% Senior Notes due 2016 and $13.2 million of 10.75%/11.5% Senior PIK Toggle Notes due 2018. All of this indebtedness is guaranteed on a joint and several basis by CEC and all of the material wholly owned domestic subsidiaries of CEOC, other than Planet Hollywood, Chester Downs, Caesars Octavius, Caesars Linq and Corner, that have pledged their assets to secure the senior secured credit facilities. Of these notes, $3.4 million face value of the outstanding 10.75%/11.5% Senior PIK Toggle Notes due 2018 are owned by HBC.
(8)	The “Actual” unsecured senior notes consist of the book values of the following notes: $125.2 million face value of 5.375% Senior Notes due 2013, $791.8 million face value of 5.625% Senior Notes due 2015, $538.8 million face value of 5.75% Senior Notes due 2017, $573.2 million face value of 6.5% Senior Notes due 2016, $0.6 million face value of 7% Senior Notes due 2013 and $0.2 million face value of Floating Rate Contingent Convertible Senior Notes due 2024, all of which are obligations of CEOC and guaranteed by CEC. The aggregate face value of such notes is $2,029.8 million. Of these notes, $427.3 million face value of the outstanding 5.625% Senior Notes due 2015, $390.9 million face value of the outstanding 5.75% Senior Notes due 2017 and $324.5 million face value of the outstanding 6.5% Senior Notes due 2016 are owned by HBC.
(9)	Consists of the book values of $64.3 million of principal obligations to fund Clark County, Nevada, Special Improvement District bonds, $616.4 million due to CEC and $26.6 million of miscellaneous other indebtedness.

***

This filing includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events. The proposed offering is subject to a number of conditions, and there can be no assurance whether such offering will be completed on the terms discussed above or at all.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein).

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this filing.